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                                                                 Exhibit (d)(3)

                              IMPERIAL CAPITAL, LLC






November 23, 1999

                                                                  CONFIDENTIAL


Mr. Gary D. Engle
EQUIS FINANCIAL GROUP, INC.
One Canterbury Green
8th Floor
Stamford, CT 06901

Dear Mr. Engle:

In connection with a possible transaction (the "Transaction") between Equis Financial Group, Inc. and its affiliates (collectively, the "Recipient") and PLM International, Inc. and subsidiaries (collectively, the "Disclosing Party"), the Disclosing Party is prepared to disclose to the Recipient certain information which is non-public, confidential or proprietary in nature (the "Evaluation Material").

      By execution of this letter agreement (the "Agreement"), the Recipient agrees to treat all Evaluation Material provided by the Disclosing Party confidentially and to observe the terms and conditions set forth herein. For purposes of this Agreement, Evaluation Material shall include all information, regardless of the form in which it is communicated or maintained, that contains or otherwise reflects information concerning the Disclosing Party that the Recipient or its Representatives (as defined below) may be provided by or on behalf of the Disclosing Party in the course of the evaluation of a possible Transaction. The term "Evaluation Material" shall include all reports, analyses, notes or other information that are based on, contain or reflect any Evaluation Material ("Notes"). The Recipient shall not be required to maintain the confidentiality and may use those portions of the Evaluation Material that (i) become generally available to the public other than as result of a disclosure by the Recipient or any of its Representatives; (ii) were available to the Recipient on a non-confidential basis prior to the disclosure of such Evaluation Material to the Recipient pursuant to this Agreement, provided that the source of such information was not known by the Recipient or any of its Representatives to be bound by a confidentiality agreement with the Disclosing Party or any of its affiliates with respect to such material; or (iii) become available on a non-confidential basis from a source other than the Disclosing Party or its agents, advisors or representatives provided that the source of such information was not known by the Recipient or any of its Representatives to be bound by a confidentiality agreement with the Disclosing Party or any of its affiliates with respect to such material.

      The Recipient agrees that it will not use the Evaluation Material for any purpose other than determining whether it wishes to enter into a Transaction. The Recipient agrees not to disclose or allow disclosure to others of any Evaluation Material; except that, the Recipient may disclose Evaluation Material to its directors, officers, employees, partners, affiliates, agents, advisors or representatives (hereinafter, "Representatives"), to the extent necessary to permit such Representatives to assist in making the determination referred to in the prior sentence, provided, however, that the Recipient shall be responsible for any breach of this Agreement by any of its Representatives.

Mr. Gary D. Engle
EQUIS FINANCIAL GROUP, INC.
November 23, 1999
Page 2


      The Recipient agrees that for a period of twelve (12) months from the date of the signing of this Agreement, the Recipient and its affiliates will not knowingly, as a result of knowledge or information obtained from the Evaluation Material or in connection with a possible Transaction: (i) divert or attempt to divert any business or customer of the Disclosing Party or any of its affiliates; nor (ii) solicit for employment any employee of the Disclosing Party or any of its affiliates. Notwithstanding the foregoing, the Disclosing Party acknowledges that the Recipient will continue to compete with the Disclosing Party with respect to contracts that may be included in the Evaluation Materials.

      In addition, the Recipient will not make any disclosure to any person other than its Representatives that it is having or has had discussions concerning a Transaction, that it has received Evaluation Material or that it is considering a possible Transaction; provided that the Recipient may make such disclosure if it has received the opinion of counsel that such disclosure must be made in order that the Recipient not commit a violation of law and, prior to such disclosure, it promptly advises and consults with the Disclosing Party and its legal counsel concerning the information proposed to be disclosed.

      Although the Disclosing Party has endeavored to include in the Evaluation Material information known to it which it believes to be relevant for the purpose set forth herein, neither the Disclosing Party nor any of its affiliates, agents, advisors or representatives (i) have made or make any representation or warranty, expressed or implied, as to the accuracy or completeness of the Evaluation Material or (ii) shall have any liability whatsoever to the Recipient or its Representatives relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom.

      The Disclosing Party acknowledges that the members of its negotiating team who have a need to know about the existence, status or terms of our discussions (collectively, "Company Representatives") are aware that public disclosure of material non-public information may under certain circumstances be prohibited under federal securities laws. The Disclosing Party agrees that neither it nor any Company Representative will, without the Recipient's prior written consent, disclose to any person other than the Disclosing Party's directors, officers, employees and agents who have a need to know (including without limitation legal counsel and financial advisors) that we are engaged in discussions or negotiations concerning a possible Transaction.

      In the event that the Recipient or anyone to whom the Recipient transmits any Evaluation Material in accordance with this Agreement is requested or required (by deposition, interrogatories, requests for information or documents in legal proceedings, subpoenas, civil investigative demand or similar process), in connection with any proceeding, to disclose any Evaluation Material, the Recipient will give the Disclosing Party prompt written notice of such request or requirement so that the Disclosing Party may seek an appropriate protective order or other remedy and/or waive compliance with the provisions of this Agreement, and the Recipient will cooperate with the Disclosing Party to obtain such protective order. In the event that such protective order or other remedy is not obtained or the Disclosing Party waives compliance with the relevant provisions of this Agreement, the Recipient (or such other persons to whom such request is directed) will furnish only the portion of the Evaluation Material which, in the opinion of counsel, is legally required to be disclosed.

      If the Recipient decides that it does not wish to proceed with a Transaction, it will promptly notify the Disclosing Party of that decision. In that case, or if the Disclosing Party shall elect at any time to terminate further access to the Evaluation Material for any reason, the Recipient will promptly redeliver to the Disclosing Party all copies of the Evaluation Material and destroy all Notes. Notwithstanding the return or destruction of Evaluation Material and Notes, the Recipient and its Representatives will continue to be bound by its obligations of confidentiality.

      Each party hereto agrees that unless and until a definitive agreement or binding letter of intent between the Recipient and the Disclosing Party with respect to any Transaction has been executed and

Mr. Gary D. Engle
EQUIS FINANCIAL GROUP, INC.
November 23, 1999
Page 3


delivered, neither party will be under any legal obligation of any kind whatsoever with respect to such Transaction.

      Each Recipient agrees that money damages would not be a sufficient remedy for any breach of this Agreement by it or its Representatives, that in addition to all other remedies, the Disclosing Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, and the Recipient further agrees to waive, and to use its best efforts to cause its Representatives to waive, any requirement for the securing or posting of any bond in connection with such remedy. In the event of litigation relating to this letter agreement, if a court of competent jurisdiction determines that the Recipient or any of its Representatives have breached this letter agreement, the Recipient shall be liable and pay to the Disclosing Party the reasonable legal fees incurred by the Disclosing Party in connection with such litigation, including any appeal therefrom.

      All modifications of, waivers of and amendments to this Agreement or any part hereof must be in writing signed by both the Disclosing Party and the Recipient.

      It is further understood and agreed that no failure or delay by the Disclosing Party or the Recipient in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any right, power or privilege hereunder.

      All issues and questions concerning the construction, validity and enforcement of this Agreement shall be governed by the laws of California without giving effect to any choice of laws or conflict of law rules or provisions. Each of the Recipient and the Disclosing Party hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any State or Federal court sitting in San Francisco, California over any suit, action or proceeding arising out of or relating to this letter.

      In the event that any provision or portion of this letter is determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this letter shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by applicable law.

      If you are in agreement with the foregoing, please so indicate by signing, dating and returning one copy of this Agreement, which will constitute our agreement with respect to the matters set forth herein.



Agreed and Accepted to:



PLM INTERNATIONAL, INC.                         EQUIS FINANCIAL GROUP, INC


By:  /s/ Robert Tidball                         By: /s/ Gary D. Engle
     ------------------                             -----------------
     Robert Tidball                                 Gary D. Engle
     Chief Executive Officer